United States

Securities And Exchange Commission

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 20, 2005

Lincoln Bancorp
(Exact name of registrant as specified in its charter)

INDIANA	000-25219	35-2055553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1121 East Main Street, Plainfield, Indiana		46168-0510
(Address of principal executive offices)		(Zip Code)

(317) 839-6539
(Registrant’s telephone number, including area code)

1121 East Main Street, Plainfield, Indiana 46168-0510
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

On December 20, 2005, the Board of Directors of Lincoln Bancorp considered and approved the salary, director fee and other recommendations that had been made by the Stock/Compensation Committee (the “Committee”) at its December 14, 2005 meeting.

As recommended by the Committee, the Board approved an increase in the annual salary of Jerry R. Engle from $215,000 to $260,000. Mr. Engle serves as President and Chief Executive Officer of Lincoln Bancorp and of its wholly owned subsidiary, Lincoln Bank. The Board of Directors also approved the Committee’s recommendation that Mr. Engle be granted in January 2006 an award for 5,000 shares under the Lincoln Bank Recognition and Retention Plan and Trust (the “RRP”).

In addition, as recommended by the Committee, the Board approved increases in certain fees paid to non-employee members of the Lincoln Bancorp and Lincoln Bank Boards of Directors. The annual retainer for Lincoln Bank directors will increase from $12,800 to $13,200 (the annual retainer for Lincoln Bancorp directors was not changed and will remain at $3,600). Regular meeting fees will increase from $500 to $520 per meeting. Committee fees will remain at $300 per meeting, but the annual committee fee maximum will increase from $3,000 to $6,000. The Board also approved the Committee’s recommendation that the following RRP awards be granted in January 2006 to the non-employee members of the Boards of Directors: 1,487 shares each for Messrs. Bergum, Dawes, Harmon, Holifield, Mansfield, Milholland and Wyatt and 5,000 shares each for Messrs. McConnell and Sherman.

The Board of Directors also approved the Committee’s recommendation that Lincoln Bank enter into employment agreements with Jonathan D. Slaughter, Senior Vice President, Credit Administration, and Bryan Mills, Senior Vice President, Mortgage Lending Manager. As recommended by the Committee and approved by the Board, the employment agreements with Messrs. Slaughter and Mills will provide for two-year terms, subject to annual extensions upon approval of the Lincoln Bank Board of Directors, and including other provisions consistent with those found in the employment agreements of the other members of Lincoln Bank’s senior management. The exact terms of the employment agreements for Messrs. Slaughter and Mills are in the process of being negotiated.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: December 27, 2005		Lincoln Bancorp

	By:	/s/ John M. Baer
John M. Baer, Secretary and Treasurer